Exhibit 99.1

April 1, 2013

Dear Stockholders:

The Board of Directors of Wilson Bank Holding Company would like to share with you our first quarter report of 2013. The Company’s total assets as of March 31st reached an all time high of $1.707 billion compared to $1.628 billion as of March 31, 2012. The capital of the holding company has grown to approximately $170 million as of March 31, 2013.

The Company had earnings for the first quarter of 2013 with after tax earnings of approximately $2,978,000 compared to $2,825,000 for the first quarter of 2012. This represents an increase of $153,000 or 5% as well as exceeding our 2013 budget for the first quarter. We continue to see an improvement in our economy which improves our earning capacity.

On March 5, 2013 we held the ground breaking for our new Donelson office which will replace our present office at the same location. Our plans are to have this office completed by January 1, 2014. We have just introduced our new product, Money DeskTop (personal financial management) which is free to our customers along with enhanced bill pay and online banking. In the coming months we will be introducing mobile check deposits and expanded online account opening.

As we have previously disclosed, the bank has been involved in a lawsuit concerning a former employee, Stan Hayes, who was alleged to have improperly handled isolated business transactions. In late March, the jury in that case returned a verdict in favor of the plaintiffs. We have addressed each instance of Mr. Hayes’ actions and to the best of our ability have attempted to resolve all of the issues he created. None of Mr. Hayes’ actions included theft from bank customers. While we respect the judicial system, we respectfully disagree with the verdicts in this case. We anticipate that we will appeal the verdicts to the Tennessee Court of Appeals as we seek a fair and just resolution in this matter. We believe the verdicts will be covered by insurance and reserves that we established following the jury’s verdict and which are reflected in the Company’s first quarter 2013 results of operations.

We continue to see a strong demand for our stock. We want to extend a special invitation to you to attend our Stockholder Meeting on April 9, 2013 and to our Stockholder’s Picnic on May 14, 2013.

As we near our 26th Anniversary, our board and management team have developed a strong future plan for the next 25 years. We are very fortunate to operate in great markets where we are seeing improvements in our economy. Please contact us if we can be of service to you at anytime.

Sincerely,

/s/ Randall Clemons	/s/ R. T. VanHooser
President/CEO	Chairman
Wilson Bank Holding Company	Wilson Bank Holding Company